Exhibit 99.1

GENERAL

THIS DOCUMENT IS AN ENGLISH TRANSLATION OF A RUSSIAN DOCUMENT. IT IS PROVIDED FOR INFORMATION ONLY, HAS NO LEGAL EFFECT AND SHOULD NOT BE RELIED UPON. SHAREHOLDERS IN JSC “RUSHYDRO” SHOULD RELY ONLY ON THE ORIGINAL RUSSIAN DOCUMENT OF WHICH THIS IS A TRANSLATION (TOGETHER WITH OTHER RELEVANT RUSSIAN DOCUMENTATION ISSUED BY JSC “RUSHYDRO”) IN RELATION TO ANY DECISION RELATING TO THE SUBJECT MATTER OF THIS DOCUMENT.

THIS TRANSLATION APPEARS AS A MATTER OF INFORMATION ONLY AND DOES NOT CONTAIN OR CONSTITUTE, AND SHOULD NOT BE RELIED UPON AS, AN OFFER OR INVITATION TO MAKE AN OFFER FOR THE PURCHASE OF ANY SHARES, BONDS OR OTHER SECURITIES.

THIS DOCUMENT IS NOT A PROSPECTUS (INCLUDING PURSUANT TO THE MEASURES IMPLEMENTING THE EU DIRECTIVE 2000/71/EC (THIS DIRECTIVE, TOGETHER WITH ANY IMPLEMENTING MEASURES IN ANY MEMBER STATE, THE “PROSPECTUS DIRECTIVE”)).

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR ADVERTISEMENT OF SECURITIES AND DOES NOT CONSTITUTE AN OFFER OR A PROPOSAL TO MAKE OFFERS OR TO ACQUIRE ANY SECURITIES IN ANY JURISDICTION.

IN RESPECT OF THE SHARES IN JSC “RUSHYDRO” AND DEPOSITARY RECEIPTS REPRESENTING SUCH SHARES WHICH ARE REFERRED TO IN THIS DOCUMENT THE RELEVANT CLEARANCES HAVE NOT BEEN, AND WILL NOT BE, OBTAINED FROM THE SECURITIES COMMISSION OF ANY PROVINCE OF CANADA AND NO PROSPECTUS HAS BEEN LODGED WITH, OR REGISTERED BY, THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION OR THE JAPANESE MINISTRY OF FINANCE. ACCORDINGLY, SUCH SECURITIES MAY NOT (UNLESS AN EXEMPTION UNDER THE RELEVANT SECURITIES LAWS IS APPLICABLE) BE OFFERED, SOLD, RESOLD, DELIVERED OR TRANSFERRED, DIRECTLY OR INDIRECTLY, IN OR INTO CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION IF TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF, OR REQUIRE REGISTRATION THEREOF IN, SUCH JURISDICTION OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON LOCATED IN CANADA, AUSTRALIA OR JAPAN.

THIS DOCUMENT IS ONLY ADDRESSED TO AND DIRECTED AT PERSONS IN MEMBER STATES OF THE EUROPEAN ECONOMIC AREA WHO ARE (A) A LEGAL ENTITY WHICH IS AUTHORISED OR REGULATED TO OPERATE IN THE FINANCIAL MARKETS OR, IF NOT SO AUTHORISED OR REGULATED, WHOSE CORPORATE PURPOSE IS SOLELY TO INVEST IN SECURITIES; OR (B) A LEGAL ENTITY WHICH HAS TWO OR MORE OF (I) AN AVERAGE OF AT LEAST 250 EMPLOYEES DURING THE LAST FINANCIAL YEAR; (II) A TOTAL BALANCE SHEET OF MORE THAN €43,000,000; AND (III) AN ANNUAL NET TURNOVER OF MORE THAN €50,000,000, AS SHOWN IN ITS LAST ANNUAL OR CONSOLIDATED ACCOUNTS (“QUALIFIED INVESTORS”). IN ADDITION, IN THE UNITED KINGDOM, THIS DOCUMENT IS BEING DISTRIBUTED ONLY TO, AND IS DIRECTED ONLY AT, QUALIFIED INVESTORS (I) WHO HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS FALLING WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “ORDER”) AND/OR (II) QUALIFIED INVESTORS FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE ORDER, AND TO OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). THIS DOCUMENT MUST NOT BE ACTED ON OR RELIED ON (I) IN THE UNITED KINGDOM, BY PERSONS WHO ARE NOT RELEVANT PERSONS, AND (II) IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA OTHER THAN THE UNTIED KINGDOM, BY PERSONS WHO ARE NOT QUALIFIED INVESTORS.

        THIS DOCUMENT INCLUDES STATEMENTS THAT ARE, OR MAY BE DEEMED TO BE, “FORWARD-LOOKING STATEMENTS”. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS AT THE DATE OF THIS DOCUMENT. THESE FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, INCLUDING THE WORDS “TARGETS”, “BELIEVES”, “EXPECTS”, “AIMS”, “INTENDS”, “WILL”, “MAY”, “ANTICIPATES”, “WOULD”, “COULD” OR “SHOULD” OR SIMILAR EXPRESSIONS OR, IN EACH CASE THEIR NEGATIVE OR OTHER VARIATIONS OR BY DISCUSSION OF STRATEGIES, PLANS, OBJECTIVES, GOALS, FUTURE EVENTS OR INTENTIONS. THESE FORWARD-LOOKING STATEMENTS ALL INCLUDE MATTERS THAT ARE NOT HISTORICAL FACTS. BY THEIR NATURE, SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS BEYOND THE COMPANY’S CONTROL THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON NUMEROUS ASSUMPTIONS REGARDING THE COMPANY’S PRESENT AND FUTURE BUSINESS STRATEGIES AND THE ENVIRONMENT IN WHICH THE COMPANY WILL OPERATE IN THE FUTURE. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THERE ARE MANY FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY’S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

NOTICE TO US INVESTORS

JSC “RUSHYDRO’S” OFFERING OF PRE-EMPTIVE RIGHTS TO ACQUIRE NEW SHARES AND DEPOSITARY RECEIPTS (THE “RIGHTS OFFERING”) ARE MADE FOR THE SECURITIES OF A COMPANY ORGANIZED IN THE RUSSIAN FEDERATION. ACCORDINGLY, THE ISSUANCE IS SUBJECT TO THE DISCLOSURE REQUIREMENTS AND PRACTICES APPLICABLE IN RUSSIA, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. CERTAIN FINANCIAL INFORMATION INCLUDED IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES APPLICABLE IN RUSSIA, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF US COMPANIES OR COMPANIES WHOSE FINANCIAL STATEMENTS ARE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE THEIR RIGHTS AND ANY CLAIM THEY MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS. JSC “RUSHYDRO” IS A RUSSIAN COMPANY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES. INVESTORS MAY NOT BE ABLE TO SUE A NON-US COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-US COURT FOR VIOLATIONS OF THE US SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-US COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A US COURT’S JUDGMENT.

IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT OF 1933, AS AMENDED, PROVIDED BY RULE 801 THEREUNDER WITH RESPECT TO THE NEW SHARES AND DEPOSITARY RECEIPTS TO BE OFFERED IN CONNECTION WITH THE RIGHTS OFFERING, JSC “RUSHYDRO” WILL SUBMIT TO THE US SECURITIES AND EXCHANGE COMMISSION ANY INFORMATIONAL DOCUMENT IT PUBLISHES OR OTHERWISE DISSEMINATES TO HOLDERS OF JSC “RUSHYDRO” SHARES OR DEPOSITARY RECEIPTS RELATED TO THE ISSUANCE.

NOTIFICATION

on the possibility to exercise the preemptive right to purchase the additional shares of JSC RusHydro

Open Joint Stock Company Federal Hydrogeneration Company (hereinafter also referred to as “JSC RusHydro”, the “Company”, the “Issuer”), having its principal place of business at: the Russian Federation, the Krasnoyarsk Territory, the city of Krasnoyarsk, Respubliki (Republic) Street, house 51, hereby notifies that on December 02, 2010 the Federal Financial Markets Service effected the state registration of the additional issue and the Prospectus of ordinary registered uncertified shares of JSC RusHydro to be placed through public offering (hereinafter also referred to as the “Shares”, “additional shares”, “securities”, “securities to be placed”). The state registration number 1-01-55038-E-038D (dated December 02, 2010) was assigned to the additional issue of the Securities, the quantity of the Shares of the additional issue to be placed: 1,860,000,000 (one billion eight hundred and sixty million) shares; the par value of each Share: 1 (one) ruble.

In accordance with Articles 40, 41 of the Federal Law “On Joint Stock Companies,” the Issuer’s shareholders, the holders of ordinary shares that had the right to participate at the Extraordinary General Meeting of Shareholders of the Company held on October 22, 2010, at which the resolution “On Increase in the Authorized Capital of the Company” was passed, have the preemptive right to acquire the additional shares of the Issuer in the amount proportionate to the quantity of the Issuer’s ordinary shares held by them.

The date of drawing up the list of persons having the preemptive right to purchase the securities to be placed: September 14, 2010.

1. The offering price of Shares:

The offering price of 1 (one) additional ordinary registered share of the Issuer, including for the persons specified in the list of persons having the preemptive right to purchase the additional ordinary shares of the Issuer is 1 (one) ruble 61 (sixty one) kopecks. The specified offering price was determined in accordance with Articles 36, 77 of the Federal Law “On Joint Stock Companies” by resolution of the Issuer’s Board of Directors on December 08, 2010.

2. The procedure for determination of the quantity of the Shares, which may be purchased by each person having the preemptive right to purchase them:

The maximum quantity of the additional shares which may be purchased by a person through the exercise of the person’s preemptive right to purchase the Issuer’s additional shares shall be proportionate to the quantity of the Issuer’s ordinary registered shares held by such person as of September 14, 2010 and shall be determined in accordance with the following formula:

X = Y * (1,860,000,000 / 288,695,430,802), where

X is the maximum quantity of the additional shares of this additional issue which may be purchased by a person having the preemptive right to purchase the securities to be placed;

Y is the quantity of the Issuer’s ordinary registered shares held by a person having the preemptive right to purchase the securities to be placed as of September 14, 2010 (the date of drawing up the list of persons having the right to participate at the Extraordinary General Meeting of Shareholders of the Issuer, at which the resolution “On Increase in the Authorized Capital of the Company”);

1,860,000,000 (one billion eight hundred and sixty million) is the number of additional ordinary shares to be placed by the Issuer in accordance with the Resolution on the Additional Issue of the Securities;

288,695,430,802 (two hundred and eighty eight billion six hundred and ninety five million four hundred and thirty thousand eight hundred and two) is the quantity of the Issuer’s placed ordinary registered shares.

While calculating the quantity of the Shares which you are planning to purchase, please familiarize yourselves in advance with Section of this Notice entitled “IMPORTANT INFORMATION FOR THE SHAREHOLDERS OF JSC RUSHYDRO.”

3. The procedure for the exercise and the term of validity of the preemptive right to purchase the Shares:

In accordance with Articles 40, 41 of the Federal Law “On Joint Stock Companies,” the Issuer’s shareholders, the holders of ordinary shares that had the right to participate at the Extraordinary General Meeting of Shareholders of the Company held on October 22, 2010, at which the resolution “On Enlarging the Company’s Authorized Capital” was passed, have the preemptive right to purchase the additional shares of the Issuer in the amount proportionate to the quantity of the Issuer’s ordinary shares held by them.

It is intended to place some amount of the shares of this additional issue within the scope of the exercise of the preemptive right to purchase the placed shares (that is, in the course of purchase thereof by persons having the preemptive right to purchase the placed shares), including outside the Russian Federation, by means of placement in accordance with the foreign law of relevant foreign securities confirming the rights in relation to the shares.

In the process of the exercise of the preemptive right to purchase the securities to be placed, Share Purchase Agreements shall be signed with persons having the preemptive right to purchase the securities to be placed, including agreements on the purchase of the securities of a foreign issuer (hereinafter also referred to as the “Depositary Bank”) to be placed in accordance with the foreign law and confirming the rights in relation to the Issuer’s shares (hereinafter referred to as the “Depositary Receipts”) pursuant to the procedure described below.

As the issue of Depositary Receipts is not subject to the state registration in the Russian Federation, Depositary Receipts are offered for placement exclusively outside the Russian Federation; they may not and shall not be placed by the Issuer or publicly circulate on the territory of the Russian Federation. The shares shall be placed by way of placement of Depositary Receipts pursuant to an agreement between the Issuer and the Depositary Bank, in accordance with which the Depositary Bank shall issue Depositary Receipts.

The shares shall be placed through the placement of Depositary Receipts only on condition that the Issuer has a permission issued pursuant to the established procedure by the Federal Financial Markets Service for the placement and circulation of the securities outside the Russian Federation, which is required in compliance with the legislation of the Russian Federation for the placement and subsequent circulation of the shares of this additional issue outside the Russian Federation.

The placement of the Issuer’s shares through the placement of foreign securities shall be understood to mean the transfer of the Issuer’s shares to the corporate/personal account (depositary account) of the Depositary Bank, which in accordance with the foreign law shall be the issuer of relevant Depositary Receipts.

Additional shares shall be placed with persons having the preemptive right to purchase the securities to be placed pursuant to written applications submitted by such persons (hereinafter also referred to as the “Applicants” or the “Applicant” in the singular) for the purchase of the securities (hereinafter also referred to as the “Applications” or the “Application” in the singular).

Persons having the preemptive right to purchase the securities to be placed shall have the right to exercise their preemptive right in full or in part in the amount proportionate to the quantity of the Issuer’s ordinary registered shares held by them.

The preemptive right shall be valid for 45 (forty five) days. The Term of Validity of the Preemptive Right shall commence from the moment when the Issuer performs in full its obligations of the Notification of the Preemptive Right, namely, from the moment when the Issuer accomplishes the last of the following actions: the Issuer publishes the Notification of the Preemptive Right in the Izvestiya newspaper; the Issuer posts the Notification of the Preemptive Right on the Issuer’s website in the Internet at: www.rushydro.ru.

Before expiry of the Term of Validity of the Preemptive Right, placement of the securities other than through exercise of the given preemptive right shall be prohibited.

A person having the preemptive right to purchase the securities to be placed shall submit an Application during the Term of Validity of the Preemptive Right.

An Applicant shall be entitled to exercise in full or in part his/its preemptive right by submitting an Application to the Issuer.

An Application shall contain the following data:

- The title: “The Application to purchase the shares of JSC RusHydro through the exercise of the preemptive right”;

- the last name, name, patronymic (full company name) of the person having the preemptive right to purchase the securities to be placed;

- the taxpayer identification number of the person having the preemptive right to purchase the securities to be placed (if available);

- the place of residence (place of business) of the person having the preemptive right to purchase the securities to be placed;

-for individuals – passport data (the date and place of birth, series, the number and the date of passport issuance, the issuing authority);

- for legal entities – information on the state registration of a legal entity (including for Russian legal entities – information on the state registration of a legal entity/entry into the Unified State Register of Legal Entities (the date, the registering authority, the number of the corresponding certificate);

- the quantity of the securities being purchased;

- the number of the Applicant’s corporate/personal account in the register of holders of the Issuer’s registered securities for transfer of the purchased shares. If the shares are required to be transferred to the nominee’s account in the register of holders of the Issuer’s registered securities – full company name of the depositary (hereinafter also referred to as the “First Level Depositary”), data on the depositary’s state registration (OGRN (Principal State Registration Number), the name of the state registration body, the date of the state registration and making an entry on the depositary in the EGRUL (Unified State Register of Legal Entities), the number of the Applicant’s depositary account, the number and the date of the depositary agreement between the depositary and the Applicant (in relation to the securities to be placed). If the Applicant’s depositary account is maintained by a nominee holder (in relation to the securities to be placed), who, in turn, has a depositary account with the First Level Depositary, the Application shall indicate the full company name of the said nominee holder, the data on the state registration of the said nominee holder (hereinafter also referred to as the “Second Level Depositary”), (OGRN (Principal State Registration Number), the name of the state registration body, the date of the state registration and making an entry on the depositary in the EGRUL (Unified State Register of Legal Entities), the number of the Applicant’s depositary account, the number and the date of the depositary agreement between the depositary and the Applicant (in relation to the securities to be placed), full company name of the First Level Depositary, details of the inter-depositary agreement between the First Level Depositary and the Second Level Depositary (and so forth, this information is indicated down to the nominee holder, with whom the Applicant has a depositary account (in relation to the securities to be placed).

- the Applicant’s bank details for money refund;

- the Applicant’s contact data (the postal address and the fax with the indication of the international code, e-mail address) for the purposes of informing the Applicant about the results of considering of his/its Application.

- an indication to a document attached to the Application confirming the payment by the Applicant for the placed securities.

The Application shall include a document on the payment for the securities.

The recommended form of an Application is posted on the Issuer’s website in the Internet at: www.rushydro.ru.

The Applicant shall pay for the placed shares pursuant to the procedure set in Clause 8.6 of the Resolution on the Additional Issue of the Securities.

The Application shall be signed by the person having the preemptive right to purchase the securities to be placed (or the person’s authorized representative with an attached original or notarized copy of a duly prepared power of attorney or another document confirming the representative’s powers) and, for legal entities, shall have the imprint of a seal (if available).

The Applicant shall be liable for the authenticity of data indicated in the Application and their compliance with the information in the register of the Issuer’s shareholders.

Applications shall be received daily from 10:00 a.m. to 17:00 p.m. Moscow time, except Saturday, Sunday and non-working business holidays at the address: the city of Moscow, Stromynka Street, house 18, bldg. 13, Registrator R.O.S.T. OJSC.

The postal address for delivery of Applications: 107996, the city of Moscow, Stromynka Street, house 18, P.O. Box 9, Registrator R.O.S.T. OJSC.

Applications shall be registered in the register of Applications with the indication of the receipt date of each Application.

The Issuer may deny the person, who has sent an Application, the possibility to exercise the preemptive right, in the event that:

- the Application fails to correspond to the requirements stipulated in Clause 8.5 of the Resolution on the Additional Issue of the Securities;

- the Application fails to identify the person, on whose behalf it has been submitted, as the person having the preemptive right to purchase the securities to be placed;

- the Application was received by the Issuer upon the expiry of the Term of Validity of the Preemptive Right.

In the event that the Issuer refuses to accept the Application, the monetary funds received by the Issuer in payment for the shares shall be returned to the Applicant in non-cash form within 60 (sixty) days from the expiry date of the Term of Validity of the Preemptive Right to the bank details indicated in the Application.

In the event that the Application indicates the quantity of the shares smaller than the quantity of the shares paid for in accordance with the document on the payment for the placed shares, such Application shall be accepted by the Issuer in relation to the quantity of the shares indicated in the Application. In this case, the Issuer shall, within 60 (sixty) days from the expiry date of the Term of Validity of the Preemptive Right, return to the Applicant the monetary funds exceeding the value of the placed shares whose quantity was indicated in the Application, received by the Issuer in payment for the shares, to the bank details indicated in the Application. In the event that the Application indicates the quantity of the shares larger than the quantity of the shares paid for in accordance with the document on the payment for the placed shares, the Applicant shall be deemed to have exercised the preemptive right to purchase the shares in relation to the quantity of the shares which have been paid for.

In the event that the quantity of the shares indicated in the Application exceeds the quantity of the shares, which the Applicant has the right to purchase, the Application shall be accepted, given the observance of all other conditions, to the extent of the maximum possible quantity of whole shares for the said person in accordance with the calculation procedure indicated below. In this case, the Issuer shall, within 60 days from the expiry date of the Term of Validity of the Preemptive Right, return to the Applicant the monetary funds exceeding the value of the shares whose maximum possible quantity is allowed for purchase by this Applicant, which were received by the Issuer in payment for the shares, to the bank details indicated in the Application.

The Share Purchase Agreement shall be deemed concluded with the person exercising his/its preemptive right in respect of the securities to be placed from the moment when the Issuer receives the Application with the attached document on payment for the securities.

In the event that the Application with the attached documents on payment for them is submitted to the Issuer before the commencement date of the placement of the additional shares, the Share Purchase Agreement shall be deemed concluded on the commencement date of the placement of the shares of this additional issue.

In the process of concluding the Share Purchase Agreement with the person exercising the preemptive right to purchase the securities to be placed, the parties may by their mutual consent prepare an agreement in the form of a single document in compliance with Article 434 of the Civil Code of the Russian Federation, with the number of copies as agreed by the parties.

To sign the Share Purchase Agreement, the Applicant shall apply during the Term of Validity of the Preemptive Right daily from 10:00 a.m. to 17:00 p.m. Moscow time, except Saturday, Sunday and non-working public holidays at the address: the Russian Federation, the city of Moscow, Architect Vlasov Street, house 51, JSC RusHydro. The agreement shall be signed within 10 (ten) days from the date the Applicant submits the Application.

The shares purchased as a result of the exercise of the preemptive right to purchase the shares of this additional issue shall be transferred to the corresponding account only after they have been paid for in full.

Within a period of not later than 2 (two) days from the expiry of the Term of Validity of the Preemptive Right, the Issuer shall send to the Issuer’s registrar (Registrator R.O.S.T. Open Joint Stock Company, OGRN (Principal State Registration Number), Register-Keeping License No. 10-000-1-00264 dated December 03, 2002 issued by the Federal Securities Market Commission) a transfer order serving as the ground for making a credit entry in the corporate/personal account of the Applicant or the nominee holder designated by the Applicant in the Application.

The Registrar shall, within 3 (three) days from the moment of receiving the transfer order, carry out an operation to debit from the Issuer’s securities account the amount of the securities of the additional issue specified in the transfer order and credit them to the corporate/personal account of the Applicant or the nominee holder designated by the Applicant in the Application.

The securities shall be deemed placed from the date of making an entry in the register of shareholders – the holders of the Issuer’s securities – on the transfer of the securities to the corporate/personal account of the person exercising the preemptive right or the nominee holder designated by the Applicant in the Application.

Bank details of the accounts for the transfer of monetary funds in payment for the Shares:

Account holder: Open Joint Stock Company Federal Hydrogeneration Company (TIN (Taxpayer Identification Number) 2460066195)

Credit institution’s full name: Sberbank of Russia Open Joint Stock Company

Credit institution’s abbreviated name: Sberbank of Russia OJSC

Credit institution’s principal place of business: Russia, 117997, the city of Moscow, Vavilov Street, house 19

Settlement account No. 40702810400020107810

Correspondent account No. 30101810400000000225

BIC (Bank Identification Code) 044525225

Bank’s TIN (Taxpayer Identification Number) 7707083893

Payment reason: “Payment for the shares of JSC RusHydro within the scope of the exercise of the preemptive right. The shareholder: “Full business name (last name, name, patronymic) of the person exercising the preemptive right.”

In accordance with the applicable legislation and the terms of the Resolution on the Additional Issue of the Shares, the Shares shall be transferred to the corporate/personal account of the person exercising the preemptive right or the nominee holder designated in the Application by the person exercising the preemptive right only after the Shares have been fully paid for. The Shares that were not paid for during the Term of Validity of the Preemptive Right shall be annulled.

Within 4 (four) days after summing up the results of the exercise of the preemptive right to purchase the Shares, the Issuer shall disclose information thereof in the newswire of Interfax news agency.

Within 5 (five) days after summing up the results of the exercise of the preemptive right to purchase the Shares, the Issuer shall disclose information thereof on the website in the Internet at: http://www.rushydro.ru/.

The texts of the Resolution on the Additional Issue of the securities and the Securities Prospectus are freely available on the website in the Internet at: http://www.rushydro.ru/.

Persons may acquaint themselves with these documents and also obtain their copies for a fee not exceeding the cost of making the copies of such documents within a term of not later than 7 days from the date of making a relevant request at the address: the Russian Federation, the city of Moscow, Architect Vlasov Sreet, house 51, JSC RusHydro.

IMPORTANT INFORMATION FOR THE SHAREHOLDERS OF JSC RUSHYDRO

Please note that the legislation permits you to acquire fractional shares in the process of the exercise of the preemptive right but a fractional share normally does not influence materially the quantity of votes you have at the general meeting of shareholders, does not significantly increase the sum of dividends payable to you (if dividends are subject to payment to shareholders). At the same time, the disposal of a fractional share may require additional expenses or efforts from you that are normally incommensurate with the advantages of the possession of a fractional share. Therefore, the acquisition of a whole quantity of the shares may be more preferable for you.

Please note that in accordance with Clause 5 Article 44 of the Federal Law “On Joint Stock Companies,” a person registered in the register of the Company’s shareholders is obliged to timely inform the holder of the register of the Company’s shareholders about changes in the person’s data (the last name, name, patronymic, passport data, the year and the date of birth; the place of residence (registration), a signature specimen of the securities holder, other data stipulated by Clause 3.4.1. of the Statute on Keeping the Register of Holders of Registered Securities (approved by the Resolution of the Federal Securities Market Commission of Russia No. 27 dated October 2, 1997).

In the event that a shareholder’s data are changed, or a questionnaire of the registered person is missing in the register, or the registrar lacks a set of documents of a legal entity, such shareholder is required to submit information on the change of the shareholder’s data and/or missing documents to Registrator R.O.S.T. Open Joint Stock Company (or to one of the branches of Registrator R.O.S.T. OJSC), pursuant to the procedure stipulated by the applicable regulatory acts.

Please, fill in all the fields in the Application form, and also indicate your bank details and contact data (telephone, mobile phone, e-mail).

Should registered persons fail to submit information on the change of their data and (or) required documents, it may prove impossible to make credit entries in buyers’ accounts. In this case, RusHydro JSC and the Company’s registrar (Registrator R.O.S.T. OJSC) shall not be liable for losses resulting thereof.

Contact telephones:

Registrator R.O.S.T. OJSC (the registrar of JSC RusHydro): 8 800 555 99 97, TOLL-FREE CALL across Russia.

JSC RusHydro: (495) 225-32-32, extension 19-44 (Vitaly Khairulin) or 10-25 (Maxim Zavalko).

Chairman of the Management Board of IJS RusHydro	E.V. Dod